Exhibit 10.1
                              LICENSE AGREEMENT
                                   Between
             MICROELECTRONICS AND COMPUTER TECHNOLOGY CORPORATION
                                     and
                         GK INTELLIGENT SYSTEMS, INC.

     THIS AGREEMENT is made by and between MICROELECTRONICS AND COMPUTER TECHNOLOGY CORPORATION ("MCC"), a Delaware corporation having its principal place of business at 3500 West Balcones Center Drive, Austin, Texas 78759, and GK INTELLIGENT SYSTEMS, INC. ("GKIS"), a Delaware corporation, having its principal place of business at P. O. Box 6690, Houston, Texas 77265-6690 (hereinafter sometimes individually the "Party" and collectively the "Parties"); effective as of the date accepted by MCC as indicated by its authorized signature below.

                                   RECITALS

     WHEREAS, MCC is a consortium engaged in long-term research and development, consisting of shareholder and associate companies (the "Member Companies"); and

     WHEREAS, MCC holds legal title to the technology described and listed in Exhibit A (the "Licensed Technology") as more fully defined below; and

     WHEREAS, pursuant to the MCC Bylaws, the MCC Master Plan for Transfer and Licensing of Technology ("Master Plan"), and a vote of the MCC Board of Directors and applicable Member Companies, the Licensed Technology has been made available for licensing to GKIS; and

     WHEREAS, GKIS desires to obtain certain rights to commercialize said Licensed Technology under the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

1.01 "Confidential Information" shall mean any information including, but not limited to, Licensed Technology, acquired, discovered, developed, created or learned by one Party (the furnishing Party) or its employees in the course of, or as a result of, any of its or their research and development activities which the furnishing Party treats or maintains as confidential, secret, proprietary, restricted, classified or otherwise as not to be disclosed by the other Party (the receiving Party). Confidential Information includes but is not limited to unpublished copyrightable material, notes, memoranda, writings, records, files, working papers, reports, opinions, drawings, blueprints, schematics, specifications, computer programs, documentation, data, technical data or any other materials, in whatever form, manner or medium recorded, including any and all copies thereof. Confidential Information, if disclosed or provided in tangible form, shall be clearly and conspicuously marked "Confidential" or "Proprietary". Information, if orally or visually disclosed, shall be identified as confidential in nature at the time of its disclosure and shall be confirmed in writing by the furnishing Party and appropriately marked within thirty (30) days of such disclosure. Confidential Information shall not include (a) information generally known in the trade or which is publicly known, including information which becomes publicly known through no fault of the receiving Party, as evidenced by prior publication or other equivalent
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probative evidence; or (b) information in the receiving Party's possession prior to the creation or acquisition of such information by the furnishing Party, as evidenced by dated information prepared in the normal course of the receiving Party's business; or (c) information which comes into the receiving Party's possession from a third party not in violation of any obligation or duty of confidentiality after creation or acquisition of such information by the furnishing Party; or (d) information which is independently developed by the receiving Party without use of or reference to Confidential Information, as evidenced by dated information prepared in the normal course of the receiving Party's business.

1.02 "Copyright or Copyrights" shall mean all classes of registered or registerable works embodying, relating to or arising out of technology now or hereafter owned by MCC or pursuant to which MCC may grant licenses, in any and all countries and jurisdictions of the world.

1.03 "GKIS Object Code" shall mean GKIS's most recent "hardened" version of the Licensed Technology, including all improvements, modifications, enhancements, updates, new releases, and derivative works by GKIS to the Licensed Technology, in the form of dynamically linked object code libraries, and all related documentation.

1.04 "GKIS Source Code" shall mean the most recent source code version of the GKIS Object Code, in both machine readable and human readable form, and all related documentation.

1.05 "Internal Use" shall mean any use by the user in the development of a tool or in the incorporation into a service designed for or on behalf of the user for the user's internal business purposes. Internal Use shall include use by the user's employees, contractors or consultants, but specifically excludes direct use or access by other third parties, including the user's customers, and excludes the design or manufacture of, or incorporation into, a service or product designed, manufactured and marketed by or on behalf of the user.

1.06 "Licensed Technology" shall mean the specific technology described and listed in Exhibit A hereto, including, but not limited to, source code and related documentation, rights to which GKIS desires to obtain.

1.07 "Licensable Software" shall mean GKIS's software and related documentation and services which are developed from Licensed Technology in such a manner as to render Confidential Information in the underlying technology not easily derivable. By way of example, but not limitation, it is agreed that machine-specific object code prepared from Licensed Technology shall be "Licensable Software." By way of further example, the source code version of the Licensed Technology, or any product containing substantive portions thereof, shall not be Licensable Software.

1.08 "Member Companies" shall mean certain MCC Shareholders and MCC Associates that have agreed to participate in various technology programs at MCC pursuant to a Research and Development Agreement dated April 1, 1991, which may be amended by MCC from time to time, which also classifies certain Member Companies as "Level 1" or "Level II" participants in various technology programs.

1.09 "Use" shall mean any use by GKIS or its permitted sublicensees of Licensed Technology in the design or manufacture of, or in the incorporation of Licensed Technology into, a service or product designed, manufactured or marketed by or on behalf of GKIS or its permitted sublicensees and includes the direct distribution of such products, including through OEM's, VARs, distribution dealers and sales representatives.
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ARTICLE 2. LICENSE GRANT

2.01 Grant. In consideration of royalty payments and other obligations by GKIS as set forth herein, MCC hereby grants to GKIS a non-exclusive, worldwide right and license to Use the Licensed Technology, subject to the terms and conditions of this Agreement. This license includes, without limitation, the following rights:

     (a)  To create derivative works:

     (b)  To distribute derivative works;

     (c) With respect to derivative works prepared by GKIS without the assistance or involvement of MCC and in compliance with the other terms and conditions of this Agreement, the right to register copyrights in such derivative works in the name of GKIS;

     (d) With respect to Licensable Software, to make, have made, license, sublicense, lease, transfer or sell products or services which incorporate Licensed Technology or with respect to which Licensed Technology has been used in connection with the design or manufacture of such a product or service;

     (e) To use, reproduce, modify, and translate such Licensed Technology for any purpose, including the development of Licensable Software;

     (f) With respect to software other than Licensable Software, to sublicense third parties to use, reproduce, and/or modify such software (including source code) solely for the purpose of preparing, supporting and maintaining Licensable Software, subject to the requirement that each such third party so licensed agrees to maintain the underlying Licensed Technology in confidence in accordance with the confidentiality provisions of this Agreement;

     (g) The right to receive one copy of the source code, in machine readable form, and one copy of all documentation listed as Licensed Technology. MCC agrees to replace any defective media or copies within ten (10) days of written notice thereof by GKIS; and

     (h) The right to place copies of the source code for Licensed Technology and related documentation with an escrow agent solely for the purpose of licensing such source code and related documentation to third parties to support and maintain copies of Licensable Software transferred subject to this Agreement and only for such copies on which the royalty due hereunder have been paid to MCC, either by GKIS or by the user desiring such support and/or maintenance.

2.02 Sublicenses and Assignment. Except as provided in Section 2.01 above, the rights and licenses granted hereunder convey no right to grant sublicenses to Licensed Technology, are not to be deemed transferable by operation of law for any purpose, are indivisible, and are nonassignable, except with MCC's prior written approval. Notwithstanding the foregoing, GKIS may disclose and permit use of Licensed Technology by a contractor who agrees for the benefit of MCC to be bound by the confidentiality provisions of this Agreement, to the extent necessary to permit GKIS to have products made or have services provided to GKIS. Likewise, GKIS may act as a subcontractor in the performance of a U.S. Government contract to a prime contractor by granting a limited sublicense to such prime contractor with respect to Licensed Technology relating to the specific contract in question, provided GKIS otherwise complies with this

Agreement and that the prime contractor agrees in writing to comply with the confidentiality provisions of this Agreement.

2.03 Use of Confidential Information. It is expressly understood and agreed that it shall not be a breach of GKIS's obligation to preserve the confidentiality of Confidential Information for GKIS to license, lease, transfer or sell a product or service which incorporates Licensed Technology or with respect to which Licensed Technology has been used in connection with the design or manufacture of such a product or service, if such use is otherwise in accordance with the terms and conditions of this Agreement. However, GKIS agrees that in the licensing, leasing, transfer or sale of such products or services, it will protect Confidential Information from disclosure in the same manner and to the same extent as it protects its own comparable technology in similar transactions, but in no event less than a reasonable degree of protection.

2.04 Existing Licenses. Nothing herein shall limit or modify the terms and conditions of any licenses or rights granted to or to be granted to the Member Companies or others in accordance with the MCC Bylaws.

ARTICLE 3. PROTECTION OF CONFIDENTIAL INFORMATION

3.01 Confidentiality Acknowledgment. GKIS acknowledges that Confidential Information is a special, valuable and unique asset of MCC and, subject to the provisions of Section 2.03 hereof, agrees to take reasonable measures to prevent disclosure to any other person or entity of Confidential Information GKIS, its employees, agents or consultants or those of any contractor, subcontractor, or supplier of GKIS, except as specifically authorized in writing by MCC. GKIS specifically agrees to take measures in the same manner and to the same extent as GKIS protects its own comparable technology in similar transactions, but in no event less than reasonable measures, to prevent disclosure of Confidential Information relating to the Licensed Technology, except as specifically authorized hereunder or in writing by MCC, GKIS agrees that MCC shall, in addition to all other remedies, have the right to enforce the provisions of this section through injunction or other equitable relief if the unauthorized disclosure involves a substantial portion of the source code embodying Licensed Technology.

3.02 Confidentiality Period. GKIS's confidentiality obligations hereunder shall expire with respect to an item of Confidential Information transferred pursuant to this Agreement five (5) years after receipt thereof. The expiration of confidentiality obligations shall not affect royalty obligations thereafter.

3.03 Nothing in this Article shall be construed to prevent either Party from complying with a lawful order to disclose Confidential Information by a court of competent jurisdiction or governmental agency so long as such Party subject to such order takes all reasonable precautions to preserve the confidentiality of such information as provided by law.

ARTICLE 4. PAYMENTS

GKIS agrees to pay MCC, upon acceptance by MCC of this Agreement as evidenced by its authorized signature hereto, a total of Five Million Three Hundred Thousand Dollars ($5,300,000), in convertible preferred stock issued by GKIS in accordance with the terms of Exhibit D hereto.

ARTICLE 5. GKIS OBLIGATIONS

5.01 License, VAR. GKIS agrees to make available to the Member Companies listed in Exhibit B as Level 1 participants in an MCC project (such as Carnot or Infosleuth) that is based on or related to the Licensed Technology (i) a separate license agreement to use the GKIS Object Code for commercial distribution and sublicensing, subject to a license fee to be negotiated between GKIS and such Member Companies that shall be at least

Agreement and that the prime contractor agrees in writing to comply with the confidentiality provisions of this Agreement.

2.03 Use of Confidential Information. It is expressly understood and agreed that it shall not be a breach of GKIS's obligation to preserve the confidentiality of Confidential Information for GKIS to license, lease, transfer or sell a product or service which incorporates Licensed Technology or with respect to which Licensed Technology has been used in connection with the design or manufacture of such a product or service, if such use is otherwise in accordance with the terms and conditions of this Agreement. However, GKIS agrees that in the licensing, leasing, transfer or sale of such products or services, it will protect Confidential Information from disclosure in the same manner and to the same extent as it protects its own comparable technology in similar transactions, but in no event less than a reasonable degree of protection.

2.04 Existing Licenses. Nothing herein shall limit or modify the terms and conditions of any licenses or rights granted to or to be granted to the Member Companies or others in accordance with the MCC Bylaws.

ARTICLE 3. PROTECTION OF CONFIDENTIAL INFORMATION

3.01 Confidentiality Acknowledgment. GKIS acknowledges that Confidential Information is a special, valuable and unique asset of MCC and, subject to the provisions of Section 2.03 hereof, agrees to take reasonable measures to prevent disclosure to any other person or entity of Confidential Information GKIS, its employees, agents or consultants or those of any contractor, subcontractor, or supplier of GKIS, except as specifically authorized in writing by MCC. GKIS specifically agrees to take measures in the same manner and to the same extent as GKIS protects its own comparable technology in similar transactions, but in no event less than reasonable measures, to prevent disclosure of Confidential Information relating to the Licensed Technology, except as specifically authorized hereunder or in writing by MCC. GKIS agrees that MCC shall, in addition to all other remedies, have the right to enforce the provisions of this section through injunction or other equitable relief in the unauthorized disclosure involves a substantial portion of the source code embodying Licensed Technology.

3.02 Confidentiality Period. GKIS's confidentiality obligations hereunder shall expire with respect to an item of Confidential Information transferred pursuant to this Agreement five (5) years after receipt thereof. The expiration of confidentiality obligations shall not affect royalty obligations thereafter.

3.03 Nothing in this Article shall be construed to prevent either Party fro complying with a lawful order to disclose Confidential Information by a court of competent jurisdiction or governmental agency so long as such Party subject to such order takes all reasonable precautions to preserve the confidentiality of such information as provided by law.

ARTICLE 4. PAYMENTS

GKIS agrees to pay MCC, upon acceptance by MCC of this Agreement as evidenced by its authorized signature hereto, a total of Five Million Three Hundred Thousand Dollars ($5,300,000), in convertible preferred stock issued by GKIS in accordance with the terms of Exhibit D hereto.

ARTICLE 5. GKIS OBLIGATIONS

5.01 License, VAR, GKIS agrees to make available to the Member Companies listed in Exhibit B as Level 1 participant in an MCC project (such as Carnot or Infosleuth) that is based on or related to the Licensed Technology (i) a separate license agreement to use the GKIS Object Code for commercial distribution and sublicensing, subject to a license fee to be negotiated between GKIS and such Member Companies that shall be at least as favorable as that granted any other third party, and (iii) a VAR re-distribution license at 50% of GKIS's then established list price. Under no circumstances shall MCC assume any responsibility or liability for any product, service, license or agreement between GKIS and the Member Companies.

5.02 Escrow. GKIS agrees to place the GKIS Source Code in escrow for the benefit of MCC and the Member Companies, subject to the terms and conditions of the Source Code Escrow Agreement of Exhibit C. MCC shall deliver the Escrow Agreement of Exhibit C to the escrow agent for execution. The Parties agree that in the event the GKIS Source Code is released to MCC in accordance with Exhibit C, then MCC and the Member Companies listed in Exhibit B shall have a perpetual, non-exclusive license to use and modify the GKIS Source Code solely for the purpose of continuing the benefits afforded to MCC and the Member Companies under this or any other written agreement with GKIS. The GKIS Source Code shall be considered Confidential Information under this Agreement.

ARTICLE 6. PERSONNEL

6.01 The Parties agree to develop a mutually agreeable method whereby one or more GKIS personnel will be made available to MCC in a manner similar to the MCC Assignee program. GKIS shall bear the salary and other employment expense of such personnel, and MCC shall provide corporate accommodations including office space and computer facilities at rates to be mutually agreed upon.

ARTICLE 7. MCC INFOSLEUTH PROJECT

7.01 MCC has established the Infosleuth project as a follow-on project to the Carnot project. GKIS agrees that any fees paid by GKIS for licenses to the results of or participation in any MCC project are separate and distinct from any payments under this Agreement, and likewise that any payments made hereunder shall not count as participation fees.

ARTICLE 8. WARRANTIES

8.01 Disclaimer. MCC shall make reasonable efforts to verify the accuracy of the information furnished by it under this Agreement. MCC shall replace any defective media or unreadable copies furnished hereunder. Notwithstanding the foregoing, MCC MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, CONCERNING THE ACCURACY OF THE GENERAL DESCRIPTION OF THE LICENSED TECHNOLOGY, THE QUALITY OF ANY RESULTS TO BE ACHIEVED BY THE USE OF THE LICENSED TECHNOLOGY, THE CONDITION OF THE LICENSED TECHNOLOGY, ITS MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR TO ANY MATTER WHATSOEVER RELATING TO THE LICENSED TECHNOLOGY, ALL LICENSED TECHNOLOGY AND RELATED PROGRAMS, DOCUMENTATION, AND ANY OTHER ITEMS OR SERVICES PROVIDED UNDER THIS AGREEMENT ARE EXPRESSLY UNDERSTOOD BY THE PARTIES TO BE LICENSED "AS IS", WITH ALL DEFECTS.

8.02 Limitations of Liability. IT IS EXPRESSLY UNDERSTOOD BY THE PARTIES THAT MCC SHALL BEAR NO LIABILITY WITH RESPECT TO ANY CLAIM OR DAMAGES CAUSED BY ANY ALLEGED DEFECTS IN THE CONDITION OR DESIGN OF THE LICENSED TECHNOLOGY, ANY PRODUCTS OR SERVICES DERIVED THEREFROM, OR ANY OTHER ITEM ARISING OUT OF OR RELATING TO THIS AGREEMENT, MCC'S TOTAL LIABILITY FOR BREACH OF ANY WARRANTIES EXPRESS OR IMPLIED, SHALL BE LIMITED TO THE ROYALTIES RECEIVED BY MCC HEREUNDER WITHIN THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE SUCH LIABILITY IS DETERMINED.

8.03 Novelty. MCC does not warrant the novelty of the Licensed Technology, and does not represent that any patents shall be obtained for the Licensed Technology.

8.04 Commercial Exploitation. MCC does not warrant that the Licensed Technology is capable of commercial exploitation. The risks of such exploitation shall be assumed solely by GKIS.

ARTICLE 9. LEGAL ACTIONS

9.01 Third Party Claims. MCC may (but is not obligated hereunder to) defend, at its expense, any legal action based on a claim that the Licensed Technology infringes any patent, copyright, trade secret, or other proprietary right, or that the Licensed Technology relates to any personal injury, products liability, or other claim of a third party, whether such action is brought directly against MCC or against GKIS or both. To the extent such action is brought against GKIS, GKIS agrees to notify MCC promptly in writing of the claim. GKIS further agrees to provide all reasonably available information, assistance, and authority to enable MCC to defend such action. GKIS shall be entitled to participate, at its own expense, in the defense of any such claim against GKIS and defended by MCC. MCC shall promptly (and in no event later than fifteen (15) days before any judicial or other formal response to the claim is required) advise GKIS, in writing, whether MCC will defend each such claim against GKIS. In the event that GKIS, rather than MCC, defends such action, GKIS shall retain any sums recovered subject to Section 1.05.

9.02 Substitution. Should the Licensed Technology become, or in MCC's opinion be likely to become, the subject of a claim of infringement of a patent, copyright or other right of a third party, MCC shall, at its option and without additional cost to GKIS: (a) defend any action based on such claim pursuant to
Section 9.01 above; or (b) procure for GKIS the right to continue its Use of the Licensed Technology; or (c) if an action has been brought and GKIS's right to Use Licensed Technology cannot be procured in a commercially reasonable manner nor a replacement procured, elect to terminate the licenses granted with respect to the portion of the Licensed Technology which is the subject of such action upon sixty (60) days written notice to GKIS in which case the Parties shall negotiate in good faith a fair and equitable royalty rate for the non-terminated portion of the Licensed Technology.

9.03 Third Party Infringements. MCC may institute any lawsuits or other actions in the courts, administrative agencies or otherwise, which are reasonably necessary to prevent the infringement of Patents, Copyrights, or other intellectual property rights or contractual rights in the Licensed Technology, and may oppose, request reexamination or cancel applications for registration or registrations of conflicting patents or copyrights. MCC and GKIS shall cooperate fully with each other by making, at its own expense, files and personnel reasonably available to one another for the purposes of such prosecutions or any other actions contemplated herein. In the event infringement continues which causes, or reasonably threatens to cause, substantial competitive harm to GKIS, and MCC does not file suit against such infringer within sixty (60) days of receiving notice of such infringement, then GKIS may bring suit in its own name against the infringer, and may keep all proceeds of any judgment or settlement which results subject to Section 1.05. GKIS may also oppose, request reexamination or cancel applications for registration or registrations of conflicting patents or copyrights if MCC does not do so after reasonable notice and request from GKIS. The reasonableness of the response time shall take into account any deadlines imposed for action under the applicable statutes and administrative rules.

9.04 Indemnification. The Parties recognize that the commercialization of the Licensed Technology involves a considerable amount of technical and business risk. Therefore, in consideration of the rights granted to GKIS herein, GKIS agrees that at all times during this Agreement and thereafter, should either party become involved with a third party in any legal action arising out of this Agreement based upon events occurring after the effective date of this Agreement, then GKIS shall indemnify, defend and hold harmless MCC and its officers, directors, employees, agents, affiliates, successors and assigns with respect to any claim, demand, liability, damage or expense (including attorney's fees, court costs, and out-of-pocket expenses) relating to such action. GKIS specifically assumes all liability including, but not limited to, all risk of infringement of the rights of others with respect to derivative works by GKIS based on the Licensed Technology and agrees to hold MCC harmless in any action asserted against MCC by a third party with respect to such works to the extent that such action is based on such works prepared by GKIS or its sublicensees. The indemnification obligations hereunder shall not be limited in any way by the amount or type of damages, compensation, or benefits payable by or for GKIS under any insurance policy covering any indemnified matters.

9.05 Limitation. IT IS EXPRESSLY UNDERSTOOD THAT MCC DISCLAIMS ANY WARRANTY OF NON-INFRINGEMENT AND ASSUMES NO OBLIGATION WITH RESPECT TO ANY ALLEGED OR PROVEN INFRINGEMENT OF THE LICENSED TECHNOLOGY OR OTHER RIGHTS OF THIRD PARTIES DUE TO ACTIVITIES UNDER THIS AGREEMENT.

ARTICLE 10. MODIFICATIONS AND IMPROVEMENTS

10.01 Consent. Each Party shall be free to undertake modifications and improvements to the Licensed Technology.

10.02 Title. Title and ownership of modifications to the Licensed Technology, made solely by a Party, shall be held solely by that Party.

ARTICLE 11. EXPORTS

11.01 Export Controls. GKIS agrees to comply with all relevant U.S. Export Regulations and to obtain all required licenses prior to exporting or re-exporting any products or information relating to the Licensed Technology. MCC does not represent that an export license shall not be required nor that, if required, it shall be issued. GKIS assumes all responsibility of its exports or re-exports incorporating or related to the Licensed Technology.

11.02 Approvals. GKIS may obtain, at its own expense, any government approval required to carry out the purpose of this Agreement. GKIS shall keep MCC informed of its progress in seeking government approval.

ARTICLE 12. NATURE OF RELATIONSHIP

12.01 The relationship between the Parties is that of independent contractors. Nothing contained herein shall be construed to imply a joint venture, partnership, employer-employee, or principle-agent relationship between the Parties; and neither Party, by virtue of this Agreement, shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other Party.

ARTICLE 13. SOLICITATION OF EMPLOYEES

13.01 GKIS, recognizing that its access to the plans and personnel of MCC and its Member Companies gives it unique advantages with respect to identifying key employees, agrees that during the term of this Agreement and for a period of one
(1) year thereafter, GKIS shall not hire or attempt to hire any employee or former employee of MCC or a Member Company identified in Exhibit B without the express written consent of MCC or the respective Member Company unless such former employee (i) has not been employed by MCC or the respective Member Company for at least one (1) year, or (ii) has been involuntarily terminated by MCC or the respective Member Company.
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ARTICLE 14. PUBLICITY

14.01 Cooperation. The Parties agree to cooperate in the creation of press releases, public announcements, advertisements and other marketing materials directly or indirectly related to this Agreement or which make reference to the other Party. Each Party agrees that it shall promptly notify the other Party of the preparation of any such materials, that it shall furnish such materials to the other Party, that it shall provide the other Party an ample opportunity to review and comment on such materials, and that it shall not publish or use such material without the prior written consent of the other Party, which consent shall not be unreasonably withheld. In addition, each Party agrees to include in such materials any disclaimers reasonably requested by the other Party.

14.02 Party's Name. Nothing in this Agreement shall imply any right by a Party to use any name, trademark, service mark, or logo of any kind belonging to the other Party without the prior written consent of the other Party.

ARTICLE 15. TAXES

15.01 Any direct or indirect taxes resulting from this License, except for income or other taxes measured by income or gross receipts of MCC, shall be paid by GKIS.

ARTICLE 16. TERM AND TERMINATION

16.01 License Term. Except as set forth in Section 16.02 below, the rights and licenses granted herein shall be perpetual and irrevocable.

16.02 Material Breach. A material breach of this Agreement which remains uncured for thirty (30) days after written notice thereof by the aggrieved Party to the breaching Party shall entitle the aggrieved Party, at its option, by written notice, to terminate this Agreement. Upon such termination, GKIS's rights and licenses hereunder shall immediately cease and GKIS shall immediately return to MCC all Licensed Technology, Confidential Information, and related material received from MCC under or pursuant to this Agreement.

16.03 Payments. Failure by GKIS to pay any amounts when due hereunder shall constitute a material breach of this Agreement.

16.04 Termination by GKIS. GKIS shall have the right to terminate this License Agreement by providing MCC with sixty (60) days written notice of GKIS's intention to terminate.

16.05 Financial Condition. If one of the Parties (a) ceases to carry on its business, (b) becomes "insolvent" (as the term is defined in the United States Bankruptcy code, as amended from time to time), (c) fails to pay its debts in the ordinary course of business under conditions indicating insolvency, or (d) voluntarily seeks, consents to or acquiesces in the benefits of any bankruptcy or similar debtor-relief laws, then the other Party may terminate this Agreement without prejudice to any other remedy to which that other Party may be entitled at law or in equity or elsewhere under this Agreement by giving written notice of termination to the first Party.

16.06 Survival of Obligations. Termination by a Party shall not operate as a waiver of either Party's accrued rights and obligations under this Agreement. In particular, the rights and obligations relating to Confidential Information, payments, disclaimers, indemnification, arbitration, warranties, along with claims and causes of action for breach of this Agreement, shall survive the termination, cancellation, assignment or expiration of this Agreement.
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ARTICLE 17. DISPUTE RESOLUTION

17.01 Mediation. Any controversy or dispute between the Parties arising out of or relating to this Agreement or the relationship of the Parties established thereby shall be promptly submitted to mediation under the auspices of the Center for Public Resources, Inc., or a mutually agreeable group engaged in corporate dispute management, but in no case shall such mediation extend beyond thirty (30) days following notice in writing of such controversy or dispute. Each Party shall pay its own costs, expenses, attorney's fees or other charges related to mediation.

17.02 Binding Arbitration. Except as otherwise provided below, if the Parties undergo mediation under Section 17.01 and satisfactory resolution is not achieved, or if resolution cannot be achieved before the expiration of the time period set forth in Section 17.01, then the dispute shall be settled by binding arbitration in Austin, Texas, in accordance with the Commercial Arbitration Rules, including the Expedited Procedures (the "Expedited Rules"), of the American Arbitration Association ("AAA"), which are incorporated herein by reference.

17.03 Arbitration Remedy. Except as modified by Section 17.02 above, it is understood by the Parties that arbitration of any dispute or controversy between the Parties arising out of this Agreement is the sole and exclusive remedy for such dispute or controversy, subject to the provisions of the Texas General Arbitration Act, R.C.S. Art. 224. et seq. and the Federal Arbitration Act, Title 9, Section 1, et seq.

17.04 American Arbitration Association. The Parties agree to use the services of the AAA for the resolution of all disputes arising hereunder.

17.05 Initiating Arbitration. Whenever a Party reasonably and honestly believes that: (1) the other has breached this Agreement; or (2) there exists a dispute or controversy arising under or out of this Agreement, the initiating Party must send written notice and demand arbitration within sixty
(60) days after receiving actual knowledge of the breach, dispute or controversy. Service of any arbitration claim hereunder may be effected pursuant to the notice provisions of Section 19.11 hereof and shall be filed with the AAA in accordance with the Expedited Rules. The notice shall contain the specific and particular facts which describe the nature of the dispute, the amount involved and the remedy sought.

17.06 Arbitration Selection. After receipt of notice demanding arbitration, the AAA shall mail a list of six (6) potential arbitrators to each Party, who shall, within seven (7) days after the mailing date of such list: 1) return the list to the AAA after preemptory strikes of no more than two names from the list, with the remaining names numbered in order of preference, and 2) submit to the other Party the name of a Party-appointed arbitrator to be a third arbitrator. The AAA shall then select two neutral arbitrators from among those not stricken by either Party in accordance with the designated order of mutual preference and shall invite them to serve. The two neutral arbitrators shall then select one of the two Party-appointed arbitrators to serve for any reason the remaining Party-appointed arbitrator shall serve. If neither Party-appointed arbitrator can serve, the two neutral arbitrators shall choose the third arbitrator. If for any reason, two neutral arbitrators cannot be appointed from those remaining and unstricken on the list, the AAA shall act in accordance with the Expedited Rules to create the panel of two neutral arbitrators. The Parties agree that at least one arbitrator shall have a formal education, training and/or experience in the field of computer science.

17.07 Arbitration Costs. Unless a majority of the arbitrators find that exceptional circumstances exist, which would allow the majority to award reasonable attorney's fees, administrative fees and/or costs to the Party found to be exceptionally aggrieved, each Party shall pay its own costs, expenses, attorney's fees or other charges related to the arbitration, whether imposed by the arbitrators or by the arbitrating organization.

17.08 Arbitrating Witnesses. The arbitrators shall have the power to subpoena witnesses to the proceedings to the same extent that a Texas district court judge would have in the same district where the arbitration hearing is held. Witnesses shall testify under oath during the hearings and depositions.

17.09 Completion of Arbitration. The arbitration hearing shall be completed within thirty (30) days, unless completion within that time is not possible because one or more arbitrators is unavailable, or refuses to participate in the proceedings, or if the hearing facility becomes unavailable. Expedited Rule 56 is hereby modified. If any arbitrator becomes unavailable or refuses to participate in the proceedings, that arbitrator shall be dismissed and a new arbitrator shall be selected, as described in Section 17.06 above. This provision shall be deemed self-executing and an award may be entered against a Party who fails to appear at any duly noticed hearing.

17.10 Arbitration Award. The decision of the arbitrators shall be set forth in a written award, signed by each arbitrator. The award shall be issued within twenty (20) days after the completion of the arbitration proceedings. The award is a final and binding decision for the Parties on the issues arbitrated, identified and decided in the award. The award shall not be appealable to any court, subject to the provisions of the Texas General Arbitration Act, R.C.S. Arts. 224, et seq. and the Federal Arbitration Act, Title 9, Section 1, et seq.

17.11 Equitable Relief. Either Party shall have the right to seek and obtain from any court of competent jurisdiction any equitable or provisional relief or remedy enforcing any right or interest it may have in connection with this Agreement, including without limitation a temporary restraining order, preliminary injunction, writ of attachment, order compelling an audit, or enforcement of any liens or security interests held by either Party in the property of the other. No such judicial actions permitted by this section shall waive or limit the claiming Party's rights to adjudicate the merits of the dispute by arbitration.

ARTICLE 18. INSURANCE

18.01 Insurance Required. GKIS shall maintain at its own expense in full force and effect at all times during this Agreement, in form and with a responsible insurance carrier acceptable to MCC, an insurance policy for at least the scope of the indemnification in Section 9.04 above. GKIS shall provide MCC at least thirty (30) days written notice before the policy is materially altered or cancelled. No act or omission by MCC shall act as a waiver of the insurance required herein. GKIS's obtaining or failure to obtain the required insurance shall in no way relieve GKIS of its indemnity obligations hereunder.

18.02 Policy Limits. The insurance policy listed in Section 18.01 shall include at least the following:

       (a) Comprehensive General Liability, including protective and contractual liability, personal injury, advertising injury, and medical expenses, with a per occurrence limit of $1,000,000; and

       (b) Employer's Liability and Worker's Compensation as required by the laws of the state wherein the work is to be performed.

18.03 Proof of Insurance. GKIS shall, upon reasonable request, promptly furnish or cause to be furnished to MCC evidence in form and substance satisfactory to MCC, of the maintenance of the insurance required herein, including, but not limited to, originals or copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments. MCC, however, shall be under no duty either to ascertain the existence of or to examine such insurance or to advise GKIS in the event such insurance fails to comply with this Agreement.

18.04 Policy Provisions. Any insurance policy held by GKIS (i) shall be primary and without right of contribution from other insurance which may be available to or carried by MCC; (ii) shall waive any right of the insurers to any setoff or counterclaim or any other deduction in respect of any liability of MCC; (iii) shall provide that neither the insurers nor any subrogees of GKIS shall have any right or recourse against MCC for any reason whatsoever; and (iv) shall provide an express waiver of subrogation rights as against MCC. Furthermore, MCC shall be named as an also insured or additional insured for the Comprehensive General Liability insurance policy of GKIS.

18.05 Additional Insurance. GKIS agrees to cooperate in applying for any additional insurance which names MCC as an also insured or additional insured for MCC's benefit as MCC deems appropriate provided MCC pays the premium payments associated with such additional insurance.

ARTICLE 19. MISCELLANEOUS PROVISIONS

19.01 Compliance with Law and Force Majeure. Anything to the contrary in this Agreement notwithstanding, the rights and obligations of each Party hereto shall be subject to all laws, regulations, or orders, both present and future, of any Government having jurisdiction over such Party including without limitation applicable United States laws relating to export or asset controls. Without limiting the generality of the foregoing, the Parties agree that GKIS shall be responsible for ensuring adherence to such export or asset control laws with respect to the transfer of any Licensed Technology to its foreign subsidiaries. Neither Party shall be liable to the other Party for any loss, injury, delay, damages or other casualty suffered or incurred by such other Party hereto due to strike, riot, storm, fire, explosion, act of God, war, governmental action, or any other cause similar thereto, which is beyond the reasonable control of such Party, and any failure or delay by either Party hereto in performance of any of its obligations under this agreement due to one or more of the foregoing causes shall not be considered a breach of this Agreement.

19.02 Further Assurance. Each Party agrees to execute such additional document(s) and to take such further action as the other Party may reasonably request to protect MCC's rights in and GKIS's Use of the Licensed Technology.

19.03 No Conflict. MCC and GKIS each hereby represent and warrant that full compliance with the terms and conditions of this Agreement will not conflict with, result in a breach of or constitute a default under any other agreement or obligation by which said Party is bound and that it has taken all corporate action necessary for the authorization, execution, delivery and performance of this Agreement, and when executed, this Agreement and any exhibits, schedules and attachments hereto will constitute valid and binding obligations of each Party.

19.04 Names. Neither Party shall have the right to use the name of the other Party in a manner inconsistent with the relationship set forth in Section
12.01 without the express written consent of the other Party.

19.05 Severability. To the extent that any of the covenants set forth herein, or any word, phrase, clause or sentence thereof, shall be found to be illegal or unenforceable for any reason, such covenant, word, phrase, clause, or sentence shall be modified or deleted in such manner so as to make the Agreement as modified legal and enforceable under applicable laws, and the balance of the Agreement or part thereof, shall not be affected thereby, the balance being construed as severable and independent. The Parties agree that, in the event that such a modification or deletion would threaten or frustrate the purpose of this Agreement, they will negotiate a reasonable substitute provision which reflects their intent in entering into this Agreement.

19.06 Entire Agreement. This Agreement, along with any exhibits, schedules and attachments hereto, represents the entire agreement between the Parties, superseding all other previous oral or written communications, representations, and agreements between the Parties with respect to the subject matter hereof.

19.07 Applicable Law. ANY ISSUES ARISING OUT OF OR UNDER THIS AGREEMENT NOT GOVERNED BY FEDERAL LAW SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND WHOLLY TO BE PERFORMED IN TEXAS AND AS THOUGH BOTH PARTIES WERE THEN CORPORATIONS OF AND DOING BUSINESS IN TEXAS.

19.08 Forum. All lawsuits, arbitration proceedings, mediation proceedings, or other legal actions under or concerning this Agreement shall be conducted in Austin, Texas.

19.09 Waiver. No waiver of any right or breach of any provision of this agreement shall constitute a waiver of any other right or breach of any other provision, nor shall it be deemed to be a general waiver of such provision by that Party or to sanction any subsequent breach thereof by the other Party.

19.10 Headings. Headings in this agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

19.11 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and deemed given when sent if by telex, or when deposited with the cable or telegraph company, or when mailed with first class postage prepaid, and shall be addressed as follows:

If to MCC:

    Thomas E. Kirkland
    Vice President and General Counsel
    Microelectronics and Computer Technology Corporation
    3500 West Balcones Center Drive
    Austin, Texas 78759

If to GKIS:

    Gary F. Kimmons
    President, CEO
    GK Intelligent Systems, Inc.
    P.O. Box 6690
    Houston, Texas 77265-6690

Either Party may give written notice of a change of address, and after such notice is received by the other Party, any notice thereafter shall be given to such Party at such changed address.

19.12 Amendments. No amendment or modification of this Agreement shall be valid unless expressed by a duly authorized writing executed by both Parties, except that MCC may amend Exhibit B without the consent of GKIS.

19.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which will constitute together but one and the same document.

19.14 Beneficial Parties. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives to become effective as of the date last executed below.

MICROELECTRONICS AND COMPUTER                 GK INTELLIGENT SYSTEMS, INC.
TECHNOLOGY CORPORATION

/s/ JOHN W. MCRARY                           /s/ GARY F. KIMMONS
    John W. McRary                               Gary F. Kimmons
Signature                                    Signature

/s/ JOHN W. MCRARY                           /s/ GARY F. KIMMONS
    John W. McRary                               Gary F. Kimmons
Name (Typed or Printed)                      Name (Typed or Printed)

CEO & PRESIDENT                              PRESIDENT, CEO
Title                                        Title

Date: 11/2/95                                Date: 11/1/95

                                   EXHIBIT A
                                       to
                               LICENSE AGREEMENT
                                    Between
              MICROELECTRONICS AND COMPUTER TECHNOLOGY CORPORATION
                                      and
                          GK INTELLIGENT SYSTEMS, INC.

                              LICENSED TECHNOLOGY

1. GENERAL DESCRIPTION OF LICENSED TECHNOLOGY

The Licensed Technology was developed under the Carnot Project at MCC as of December 31, 1994 and as delivered on the effective date of this Agreement.

                                   EXHIBIT B
                                       to
                               LICENSE AGREEMENT
                                    Between
            MICROELECTRONICS ONE AND COMPUTER TECHNOLOGY CORPORATION
                                      and
                          GK INTELLIGENT SYSTEMS, INC.

                   LIST OF MCC MEMBER COMPANIES PARTICIPATING
                      IN A PROJECT BASED ON OR RELATED TO
                            THE LICENSED TECHNOLOGY

1. CARNOT PROJECT

   LEVEL I
          1. AT&T Global Information Solutions
          2. Anderson Consulting
          3. Bellcore

   LEVEL II
          1. Motorola
          2. Eastman Kodak

2. INFOSLEUTH PROJECT

   LEVEL I
          1. Computing Devices International
          2. Eastman Chemical Company
          3. Express Star Systems
          4. Hughes Aircraft Company
          5. Texas Instruments
          6. TradeWave

   LEVEL II
          1. Motorola